EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-90854, 333-36597, 333-63706, 333-90480 and 333-135473 of ARIAD Pharmaceuticals, Inc. on Form S-8 and Registration Statement No. 333-140333 of ARIAD Pharmaceuticals, Inc. on Form S-3 of our reports dated March 9, 2007, relating to the consolidated financial statements of ARIAD Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of ARIAD Pharmaceuticals, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 14, 2007